Filed pursuant to Rule 433 Registration Statement No. 333-148239 Bob Skaggs President & CEO September 8, 2010 INVESTMENT-DRIVEN GROWTH Filed pursuant to Rule 433 Registration Statement No. 333-148239 September 8, 2010

Free-Writing Prospectus The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037, Barclays Capital Inc. at (888) 603-5847, Citigroup Global Markets Inc. at (877) 858-5407 or J. P. Morgan Securities LLC at (866) 803-9204.

This document contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements are subject to various risks and uncertainties. The factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed herein include, among other things, weather; fluctuations in supply and demand for energy commodities; growth opportunities for NiSource's businesses; increased competition in deregulated energy markets; the success of regulatory and commercial initiatives; dealings with third parties over whom NiSource has no control; actual operating experience of NiSource's assets; the regulatory process; regulatory and legislative changes, the impact of potential new environmental laws or regulations, the results of material litigation, changes in pension funding requirements, changes in general economic, capital and commodity market conditions; counterparty credit risk, and the matters set forth in the "Risk Factors" section in NiSource's 2009 Form 10-K and second quarter 2010 Form 10-Q (which sections are incorporated herein by reference) and in conjunction with other SEC reports filed by NiSource, many of which are beyond the control of NiSource. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. 2012 illustrative earnings do not constitute guidance by the company. NiSource expressly disclaims a duty to update any of the forward-looking statements contained in this document. With regard to Net Operating Earnings Guidance for 2010 - it should be noted that there will likely be differences between net operating earnings and GAAP earnings for matters including, but not limited to, weather, restructuring costs and accounting changes. NiSource is not able to estimate the impact of such items on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis. Forward Looking Statements 2 Regulation G Disclosure Statement This document and today's presentation include certain non-GAAP financial measures as defined by the SEC's Regulation G. A reconciliation of those measures to the most directly comparable GAAP measures is contained in Schedules 1 and 2 of the NiSource quarterly earnings release and in the 2009 Statistical Summary Book, both of which are available on the NiSource Investor Relations website at http://ir.nisource.com/results.cfm and http://ir.nisource.com/annuals.cfm.

3 Offering Summary Positions NiSource to Execute its ~$1B/Yr. Optimal Capital Investment Program Funding Incremental Value-Enhancing Growth Investments

4 Steve Smith Executive VP & CFO Bob Skaggs President & CEO Today's Presenters

Building Investment-Driven Growth

NiSource Inc.

Gas Distribution

- One of the Nation's Largest Natural Gas Distribution Companies Serving More Than 3.3 Million Customers
- Established Best-in-Class Platform for Sustainable Earnings Growth Through:
  - Comprehensive long-term infrastructure-investment programs
  - Thoughtful customer programs
  - Creative regulatory approaches

Gas Transmission & Storage

- 15,000-Mile Network of Interstate Natural Gas Pipelines
- One of the Nation's Largest Market Area Storage Systems
- Strong Strategic Footprint in the Growing Marcellus Shale Production Region of Appalachia
- Extensive Array of Attractive Investment Opportunities

Electric Generation & Distribution

- Environmentally Compliant Fleet of Electric Generation Facilities
- Total Generating Capability of 3,322 Megawatts
- Recently Added Natural-Gas Fired Sugar Creek Facility
- More than 450,000 Industrial, Commercial and Residential Electric Customers in a Growing Marketplace

Financial Highlights (09/3/10)

Stock Price	$17.91
Common Shares Outstanding	276.6M
Annualized Divided	$0.92
Market Capitalization	~$5.0B

Total Shareholder Return



2009
NI 48.6%
S&P Utilities 16.9%
Dow Jones Utilities 17.4%
YTD 9/3/10
NI 20.5%
S&P Utilities 6.1%
Dow Jones Utilities 2.3%



A Balanced 100% Regulated Portfolio

From the Gulf Coast through the Midwest to the Northeast, our portfolio of companies serves some of the nation's highest-value energy markets, with services ranging from natural gas transmission, storage and local distribution, to electricity generation, transmission and distribution.

NiSource 5

NiSource Strategic Framework Aspiration North America's Premier Regulated Energy Company Value Proposition Regulated, Infrastructure Investment-Driven Growth + Secure, Attractive Dividend Strategic Approach Balanced Four-Part Plan Gas Transmission & Storage Expansion Utility Infrastructure Programs Synched with Regulatory Initiatives Financial Management Cost & Process Management Building Investment-Driven Growth Low-Risk, Long-Term Sustainable Growth 6

Industry-Leading Regulated Platform

Building Investment-Driven Growth

NiSource Gas Distribution	25-Yr Low-Risk Growth Inventory	Fully De-Risked Rates	3+%/Yr. Run-Rate Growth
NIPSCO Electric	Ongoing Low-Risk Environmental Compliance Programs	Partially De-Risked Rates	3%/Yr. Run-Rate Growth
NiSource Gas Transmission & Storage	Low-Risk Supply-Driven Growth + Steady Market Growth	Fully De-Risked Rates	4%-6%/Yr. Growth

Customer-Driven Proposition *PLUS* ~$1B/Yr. Infrastructure Investment → BUILDING → **Sustainable Growth, Premium Valuation**

NiSource
A Compelling Investment
7

NiSource's Performance Meeting Earnings Guidance + Demonstrated Commitment to Dividend Executing an Ambitious Regulatory Agenda 13 Base Rate Cases Delivered, Including 3 Settlements in 2010 Solid Outcome in Landmark Electric Case (8/25/10); Follow-On Case to be Filed in 4Q 2010 Revenues Significantly De-Risked Long-Term Infrastructure Growth Platform Established Delivering NGT&S Growth Projects On-Time, On-Budget 2007-2010: ~$450M Growth Cap-Ex Resulted in ~$75M Operating Income Attractive Economics Low-Risk Revenue Streams A Sharp Focus on Disciplined Execution Delivering on Our Commitments 8

NiSource's Performance Highly Successful Execution of 2009 Liquidity Plan Financing in Place Through 2011 Stable, Investment Grade Ratings $1.4B of Liquidity at 6/30/10 Significantly Improved Operations Increased Generating Capacity Reserve Margin (Sugar Creek) Substantially Enhanced Reliability/Integrity Profile Best-of-Class Service Metrics Solid, Improving Employee Safety Metrics A Premier Regulated Infrastructure Company Delivering on Our Commitments 9

Building Investment-Driven Growth NiSource Gas Transmission & Storage Leveraging Unparalleled Marcellus Shale Footprint 2010 Projects Delivered On-Time, On-Budget August 2010 - Announced Marcellus Joint Development Agreement with UGI Unit NIPSCO Electric 2010-2012: Significant Earnings Uplift from Executing Regulatory Agenda August 25, 2010 Order in 2008 Rate Case Sets Stage for 4Q'10 Base Rate Case Filing 2012 Forward: Environmental Investments with State-of-the-Art Rate Tracking Mechanism NiSource Gas Distribution Long-Term Infrastructure Replacement Programs Coupled with Timely Rate Recovery Deep Inventory of Investment Opportunities 10 Sustainable, Low-Risk Growth

INVESTMENT-DRIVEN GROWTH

Annual Deliveries: 1.4 Tcf Peak Day Deliveries: 7.4 Bcf Serving 40 Markets Operations in 16 states 15,500 Pipeline Miles Capacity: 640 Bcf Daily Delivery: 4.8 Bcf Working Gas: 280 Bcf Horsepower: 1,100,000 37 Storage Fields 106 Compressor Stations Columbia Gas Transmission Columbia Gulf Transmission Crossroads Pipeline Hardy Storage Company Millennium Pipeline Strategically Positioned Great Assets, Great Markets NiSource Gas Transmission & Storage 12

Maximize Value from Existing Assets Manage Long-Term Contracts Expand Customer Base Optimize Short-Term Opportunities Operational Excellence Robust Inventory of Development Opportunities Marcellus Shale Storage Columbia Gulf Mainline Drive Growth Through Disciplined Investment 4-6% Annual Long-Term Growth Rate NGT&S Business Strategy Executing a Strategy for Long-Term Growth 13

Columbia Gas Columbia Gulf Demand 666.1 103.5 Commodity 66.5 16.7 Other 10 1.8 Firm Contracts - Weighted Average Remaining Term Firm Contracts - Weighted Average Remaining Term Columbia Gas 7.5 Years Columbia Gulf ~4 Years Columbia Gas Columbia Gulf OE 0.9 0.1 ~$865M Total ~$400M Total * 2009, Excluding Trackers ** 2009 Non-GAAP NGT&S Overview Revenues* Operating Earnings** Low-Risk, Demand-Based Platform Stable Earnings Streams Columbia Gas Columbia Gulf 14

Anadarko Fortuna Range Atlas Cabot Chesapeake Chief/AB Ultra Turm XTO/EXXON Others CNX East EOG EQT Source: Range Resources (New Permitted Wells) The NiSource Advantage Location, Location, Location Marcellus Shale - A Game Changer Mineral Rights Supply Aggregation Market Centers Storage & Downstream Transportation 15

Mineral Rights Supply Aggregation Market Centers Storage & Downstream Transportation Marcellus Region Growth Inventory Building Investment-Driven Growth 2010-2013 Storage ~$200M Cap-Ex 2014-Forward 6 Projects $1-1.5B Cap-Ex 2010-2014 9 Projects ~$500M Cap-Ex 2010-2013 13 Projects $200-250M Cap-Ex Thoughtful, Disciplined Investment Strategy 16

INVESTMENT-DRIVEN GROWTH

Indiana's Largest Combination Utility 18 Constructive Regulatory Environment Competitive Rates Solid Operating/Customer Service Metrics Environmental Leadership in Indiana $2.7B Rate Base Electric Distribution & Transmission 450,000 Electric Customers 15,500 GWH Electricity Sales 10,000 Miles of Electric Distribution 2,800 Miles of Electric Transmission Electric Generation 3,300 MW Total Generating Capacity (78% Coal; 22% Gas) ~60% SO2-Controlled and NOx-Controlled NIPSCO Electric

Charting a Course for Long-Term Growth Executing a Disciplined, Balanced Plan Restore Earnings Power Continue to Strengthen Stakeholder Relationships Capture Environmental Investment Opportunities Continuous Operational Improvement NIPSCO Electric Business Strategy 19

Stable Markets Competitive Steel Manufacturing Base NIPSCO Electric Deliveries (GWH) 20 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 Residential 3516.1 3293.9 3543.6 3345.9 3241.4 3488.51 3451.368 3449.151 3476.865 3508.109 3540.376 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 Commercial 3893 3855.7 3775 3915.8 3833.9 3951.327 4021.591 4095.038 4175.934 4253.715 4328.896 '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 Industrial 9131.6 9503.2 9443.7 9305.4 7690.9 8102.452 8629.279 9466.534 9629.312 9677.984 9705.115 Projected Projected '05 '06 '07 '08 '09 '10 '11 '12 '13 '14 '15 Industrial 9131.6 9503.2 9443.7 9305.4 7690.9 8102.452 8629.279 9466.534 9629.312 9677.984 9705.115 Projected

Executing Regulatory Agenda 2008 Rate Case 2010 Rate Case Restoring Earnings & Positioning for Long-Term Growth 21 Filed August 2008; First Rate Case in 20 Years 2007 Test Year Prior to 2008-09 Economic Downturn and Pension Cost Spike August 25, 2010 Indiana Utility Regulatory Commission (IURC) Order No "Surprises"; Result In-Line with Outlook 9.9% ROE on $2.6B Rate Base (with Opportunity to Improve in 2010 Rate Case) To Be Filed 4Q'10; Extensive Stakeholder Outreach Test Year - 12 Months Ended June 30, 2010 $2.7B Rate Base Will Reflect Updated Pension and Other Costs and Current Demand Levels Straightforward Case - Targeted to be Resolved by YE 2011 Full Earnings "Run Rate" in 2012

Building Growth: 2012 Forward Sustainable, Long-Term Growth State-of-the-Art Environmental Tracker Statutory Recovery Mechanism Tracked in Semi-Annual Filings Earn Return on Investment in ~11 Months Return Based on Most Recent Allowed Level Deep Inventory of Investment Opportunities $600M+ of Ongoing Environmental Investments (2012-2017) Longer Term, Low-Risk Environmental Investments 22

INVESTMENT-DRIVEN GROWTH

Leading Portfolio of Gas Companies NiSource Gas Distribution 24 Columbia Gas of Pennsylvania 3rd Largest Natural Gas Provider in Pennsylvania 413,000 Customers 9,300+ Miles of Pipe Rate Base ~$650M Columbia Gas of Massachusetts Largest Gas-Only Provider in Massachusetts 300,000 Customers 4,800+ Miles of Pipe Rate Base ~$450M Columbia Gas of Virginia 2nd Largest Natural Gas Provider in Virginia 240,000 Customers 4,800+ Miles of Pipe Rate Base ~$400M Columbia Gas of Ohio Largest Natural Gas Provider in Ohio 1.4 Million Customers 19,000+ Miles of Pipe Rate Base ~$1B Columbia Gas of Kentucky 2nd Largest Gas-Only Provider in Kentucky 142,000 Customers 2,500+ Miles of Pipe Rate Base ~$165M NIPSCO Gas* Largest Natural Gas Provider in Indiana 785,000 Customers 16,000+ Miles of Pipe Rate Base ~$400M *Including Northern Indiana Fuel & Light and Kokomo Gas and Fuel Columbia Gas of Maryland Complementary to PA Operations 33,000 Customers 750+ Miles of Pipe Rate Base ~$50M Constructive Regulatory Environments

Executing a Strategy for Long-Term Growth Drive Growth Through Long-Term, Low-Risk Infrastructure Investments De-Risk Earnings Restore Earnings Power of NIPSCO Gas Maintain Operational Excellence Leveraging Core Regulatory Capabilities NiSource Gas Distribution (NGD) Business Strategy 25

OH IN PA MA VA KY MD Levelized Rates; Decoupling; Customer Charge Increased ? Filed ? ? ? ? ? Uncollectible Expense Tracker; Gas Cost Uncollectibles in GCA ? Filed ? ? Filed ? ? Accelerated Infrastructure Tracker; Expedited Rate Treatment ? NA ? ? ? ? ? Pension/OPEB Tracker; Pension/OPEB Deferral ? Filed ? ? * * * * Rates reflect current pension costs. Long-Term, Investment-Driven Growth 26 De-Risked Earnings, Established Growth Platforms State-of-the-Art Regulatory Platform

OH PA MA VA KY MD Totals Total Tracked Investment Opportunity $1.8B $1.7B $400M $150M $200M $100M $4.35B Annual Tracked Investment Range $90-110M $65-85M $20-30M $5-10M $7-10M $4-5M $190-250M AMR* Investment Opportunity $80M $22M Complete $9M $9M Complete $120M Program Length (Years) 25 20 15 NA 30 20 --- Regulatory Treatment Tracker Rate Case Tracker Tracker Tracker Rate Case --- *Automated Meter Reading Investment-Driven Growth Trackers Deliver Strong Returns Within 12 Months Long-Term, Low-Risk Infrastructure Replacement Investments 27

Restoring NIPSCO Gas Earnings Significant Earnings Uplift - Modest Customer Impact NIPSCO Gas 2010 Rate Case Filed May 2010 Core Objective: Restore Earnings to Appropriate Level with Minimal Customer Impact Extensive Stakeholder Outreach Unanimous Settlement Filed August 24, 2010; Targeted to be Effective 4Q'10 Approximately $50M Annual Operating Earnings Improvement 28

INVESTMENT-DRIVEN GROWTH

Building Investment-Driven Growth 30 Long-Term Financial Objectives Earnings Growth and Attractive, Secure Dividend Sustainable EPS Growth of 3-5% 2010 Outlook Range of $1.10-1.20 (NOEPS)* Attractive, Stable Dividend Risk Reduction via Rate Design and Rate Case Activity at NGD and NIPSCO On-Time, On-Budget Project Execution Highly Predictable Revenue Streams Ensure System Maintained for Operational Excellence Disciplined Approach to Growth Capital Low Risk Transparent Return Mechanisms Accretive to Shareholder Value Commitment to Investment Grade Rating and Improving Credit Metrics Business Profile and Strategic Framework Support Investment Grade Rating DRIP/DSP Provides ~$35M/Yr. of Equity Revolver Renewal by March 2011 Highly Disciplined Capital Allocation Framework Ongoing Credit Profile Improvement * Net Operating Earnings per Share (non-GAAP)

Capital Allocation: 2010 and Longer-Term Accretive Investment Opportunities 31 340 384 420 285 297 340 160 205 220 20 14 15 2010 2011 Gas Distribution Gas Transmission & Storage Electric Other $800M $900M* $1,000M Illustrative Long-Term Level $1B/Year Run-Rate Cap-Ex *Approximate

Pro-forma Capitalization NiSource Forward Equity Issuance 32 Note: Accounting for forward equity issuance initially treats fair value of the contract as equity (typically $0). Pro forma assumes forward contract is settled with physical delivery of shares, at which point equity and cash accounts increase by amount of proceeds. Adjustments assume equity issuance fees are netted against offering proceeds. Pro forma adjustments assume a $400M offering. * Actual amount subject to timing of the equity drawdown and the price adjustments made under the forward sale arrangement.

0 200 400 600 800 1000 1200 2005 2006 2007 2008 2009 2010 2012 $ Millions 33 Building Growth: 2010 - 2012 Attractive, Low-Risk Investments NI Operating Earnings* * Non-GAAP ** 2010: Mid-Point of Guidance Range; 2012: Illustrative Ongoing Regulatory Initiatives and Accretive Investments 12% ROIC ** **

Revolver to be Renewed by March 2011 34 Actual 6/30/10 Maturity Committed Credit Facility $1,500 Jul 2011 Less: Drawn on Credit Facility (74) Letters of Credit (1) (41) Add: Cash & Equivalents 7 Net Available Liquidity $1,392 Includes $26.6M LC for Tawney Settlement Financial Overview Current Liquidity ($M)

Debt Refinancing Completed Through 2011 Financial Overview 2010* 2011 2012 NI Finance 692 28 315 35 Debt Maturities ($M) $692 $28 $315 * Pre-Funded in 2009

Low-Risk, Regulated Business Platform 3-5% Annual EPS Growth + Secure, Attractive Dividend Stable Investment Grade Credit Exceptional Long-Term Growth Investment Opportunities Disciplined Execution with Full Transparency A Compelling Investment Proposition Building Investment-Driven Growth Key Takeaways 36